FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE THREE MONTHS ENDED MARCH 31	
	2009	2008
Assets	$422,390	$344,808
Net loans	$316,023	$244,293
Securities	$70,514	$66,387
Deposits	$304,591	$247,029
Shareholders' equity	$44,392	$37,148
Net income	$896	$1,002
Earnings per share	$0.33	$0.41
Book value per outstanding share	$16.23	$15.22

KEY RATIOS

	AT OR FOR THE THREE MONTHS ENDED MARCH 31	
	2009	2008
Return on average assets	0.86%	1.17%
Return on average equity	8.20%	10.89%
Net interest margin (tax equivalent)	3.99%	4.19%
Net loans to deposits	103.75%	98.89%
Allowance for loan loss to total loans	1.07%	1.09%
Period-end tangible equity to assets	10.09%	10.77%
Efficiency ratio	67.73%	62.55%

DIRECTORS

Robert K. Baker
Ronald E. Holtman
J. Thomas Lang
Daniel J. Miller
Jeffery A. Robb, Sr.
Eddie L. Steiner
John R. Waltman
Chairman

EXECUTIVE OFFICERS

Eddie L. Steiner
President and Chief Executive Officer

Rick L. Ginther
President,
The Commercial & Savings Bank

Paul D. Greig
Chief Operations/Information Officer

Paula J. Meiler
Chief Financial Officer

STOCK PERFORMANCE & DIVIDENDS

QUARTER ENDING	TRADE PRICE HIGH	TRADE PRICE LOW	CLOSING PRICE	CASH DIVIDEND DECLARED
6/30/07	18.25	17.42	17.75	0.18
9/30/07	19.00	15.95	17.00	0.18
12/31/07	17.75	15.40	17.75	0.18
3/31/08	17.90	15.75	16.14	0.18
6/30/08	18.00	15.75	15.75	0.18
9/30/08	16.25	14.40	15.25	0.18
12/31/08	16.00	14.00	15.00	0.18
3/31/09	14.50	12.25	14.00	0.18



COMMON STOCK PERFORMANCE
HIGH
LOW
CLOSING PRICE
DOLLARS PER SHARE
20
18
16
14
12
JUN-07
SEP-07
DEC-07
MAR-08
JUN-08
SEP-08
DEC-08
MAR-09
QUARTER ENDING

ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol – CSBB.OB

STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Copies of CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:

Paula J. Meiler, CFO
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015

"Remember to call CSB for all your financial needs, whether to borrow, save or invest."

MARCH 31, 2009

QUARTERLY REPORT

CSB BANCORP, INC.

DEAR FELLOW SHAREHOLDER

During this turbulent economic time, we are pleased to report CSB remains a strong, stable and secure community banking company. Net income for the first quarter totaled $896 thousand, or $0.33 per share.

This reported net income is less than last year's first quarter total of just over $1 million, or $0.41 per share. However, the prior year included a one-time gain from the sale of the Company's credit card portfolio. Excluding that nonrecurring gain, this year's first quarter net income increased by $68 thousand on a year-over-year comparison. In addition, the 2009 first quarter net income is the second highest the Company has reported for a first quarter in the past nine years, exceeded only by last year's total.

This quarter's results represent the first full reporting period since our acquisition of Indian Village Bancorp, Inc. We are pleased to report that the acquired group of banking centers posted a positive contribution to Company earnings during the first quarter. Systems conversions, product standardization, employee training and acclimation, and acceptance by customers and former Indian Village shareholders have all proceeded smoothly. Our primary operational focus remaining from the acquisition is improving the credit quality of the loan portfolio. The second major emphasis with remaining work involves conforming the acquired deposits, borrowings and investments to CSB's targets for yield, mix and quality. We anticipate that these efforts will be ongoing through 2009 and at least a portion of 2010.

We foresee a number of earnings headwinds for the remainder of 2009, and likely into 2010. Credit losses, which have been remarkably low for the Company's last six fiscal years, increased to a net annualized rate of 0.30% during the first quarter and are anticipated to remain elevated for the coming year. FDIC has increased the deposit insurance premium rates charged to banks and announced a pending special assessment on the banking industry. The contracting economy is softening demand for loans and certain fee-based services. Unemployment continues to rise in our four county primary market area, having increased from approximately 6% to approximately 10% in the past year.

Still, CSB's strong capital and liquidity position affords continued stability and security, and provides the foundation needed to effectively meet the financial service needs of the communities we serve. This strength also enables the Company to consider opportunities to further solidify our position within current and target markets. CSB's management and board remain committed to safe and sound banking practices and to prudent growth as opportunities arise. We will continue to carefully assess such opportunities as part of our overall efforts to bring increasing value to our shareholders.

In spite of the various factors creating earnings challenges, the above-mentioned first quarter results demonstrate CSB's core earnings momentum. Based on this performance, the board of directors declared a first quarter dividend of $0.18 per share, equaling the dividend level of the past two years.

Thank you for your continued support of CSB Bancorp, Inc.

Sincerely,

EDDIE L. STEINER
President and CEO
CSB Bancorp, Inc.

JOHN R. WALTMAN
Chairman
CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	MARCH 31 2009	2008
ASSETS:		
Cash and due from banks	$19,551	$10,486
Federal funds sold	0	14,300
Securities	70,514	66,387
Net loans	316,023	244,293
Premises & equipment, net	8,369	7,235
Other assets	7,933	2,107
TOTAL ASSETS	**$422,390**	**$344,808**
LIABILITIES:		
Deposits	$304,591	$247,029
Securities sold under agreements to repurchase	20,417	22,604
Short-term borrowings	0	2,000
Other borrowings	50,590	33,875
Other liabilities	2,400	2,152
TOTAL LIABILITIES	**$377,998**	**$307,660**
SHAREHOLDERS' EQUITY:		
Common stock	$18,629	$16,674
Additional paid-in capital	9,988	6,456
Retained earnings	20,128	18,553
Treasury stock	(5,015)	(4,713)
Accumulated other comprehensive income	662	178
TOTAL SHAREHOLDERS' EQUITY	**$44,392**	**$37,148**
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	**$422,390**	**$344,808**

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	THREE MONTHS ENDED MARCH 31 2009	2008
INTEREST INCOME:		
Interest and fees on loans	$4,621	$4,413
Interest on securities	956	849
Other interest income	3	22
TOTAL INTEREST INCOME	5,580	5,284
INTEREST EXPENSE:		
Interest on deposits	1,163	1,428
Other interest expense	523	476
TOTAL INTEREST EXPENSE	1,686	1,904
Net interest income	3,894	3,380
Provision for loan losses	241	107
Net interest income after provision for loan losses	3,653	3,273
Noninterest income	796	955
Noninterest expense	3,129	2,728
Net income before federal income taxes	1,320	1,500
Federal income tax provision	424	498
NET INCOME	**$896**	**$1,002**
EARNINGS PER SHARE	**$0.33**	**$0.41**